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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
CMG Information Services, Inc.



We consent to the incorporation by reference in this Registration Statement on Form S-8 of CMG Information Services, Inc. of our reports dated September 15, 1995, relating to the consolidated balance sheets of CMG Information Services, Inc. and subsidiaries as of July 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended July 31, 1995, which report appears in the July 31, 1995 annual report on Form 10-K of CMG Information Services, Inc.



                                                           KPMG Peat Marwick LLP

Boston, Massachusetts
June 24, 1996